EXHIBIT 99.4

                          GASTON FEDERAL BANCORP, INC.
                          PROPOSED HOLDING COMPANY FOR
                   GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION
                            GASTONIA, NORTH CAROLINA
                                       AND
                          GASTON FEDERAL HOLDINGS, MHC
                       PROPOSED MUTUAL HOLDING COMPANY FOR
                   GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION
                            GASTONIA, NORTH CAROLINA


                          PROPOSED MARKETING MATERIALS


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I.                Press Release
                  A.       Explanation
                  B.       Schedule
                  C.       Distribution List
                  D.       Press Release Examples

II.               Advertisements
                  A.       Explanation
                  B.       Schedule
                  C.       Advertisement Examples

III.              Question and Answer Brochure
                  A.       Explanation
                  B.       Quantity and Method of Distribution
                  C.       Example

IV.               Officer and Director Support Brochure
                  A.       Explanation
                  B.       Method of Distribution
                  C.       Example

V.                IRA Mailing
                  A.       Explanation
                  B.       Quantity and Method of Distribution
                  C.       IRA Mailing Example

VI.               Counter Cards and Lobby Posters
                  A.       Explanation
                  B.       Quantity

VII.              Invitations
                  A.       Explanation
                  B.       Quantity - Method of Distribution
                  C.       Examples

VIII.             Letters
                  A.       Explanation
                  B.       Method of Distribution
                  C.       Examples

IX.               Proxygram
                  A.       Explanation
                  B.       Example


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                                I. Press Releases

A.       Explanation

         In an effort to assure that all customers, community members and other interested investors receive prompt accurate information in a simultaneous manner, the Bank will forward press releases to area newspapers, radio stations, etc. at various points during the Conversion and Reorganization process.

         Only press releases approved by Issuer's Counsel and the Office of Thrift Supervision will be forwarded for publication in any manner.

B.       Schedule

         1.       Approval of Conversion and Reorganization

         2.       Close of Stock Offering


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                      National and Local Distribution List
                      ------------------------------------

The Bank should provide a supplemental distribution list that includes all local newspapers that it considers to be within its market area.

                                (TO BE PROVIDED)

Press Release                       FOR IMMEDIATE RELEASE
                                    ---------------------
                                    For More Information Contact:
                                    Kim S. Price
                                    President and Chief Executive Officer
                                    Gaston Federal Savings and Loan Association
                                    (704) 868-5200


                   GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION
                   -------------------------------------------

           REORGANIZATION FROM MUTUAL FORM OF OWNERSHIP TO THE MUTUAL
           ----------------------------------------------------------

                   HOLDING COMPANY FORM OF OWNERSHIP APPROVED
                   ------------------------------------------

         Kim S. Price, President and Chief Executive Officer of Gaston Federal Savings and Loan Association (the "Bank"), Gastonia, North Carolina-, announced today that the Bank has received approval from the Office of Thrift Supervision and the Securities and Exchange Commission to reorganize from the mutual form of ownership to the mutual holding company form of organization. As part of the Reorganization, the Bank will become a wholly-owned subsidiary of Gaston Federal Bancorp, Inc. (the "Company"), to serve as the holding company of the Bank.

         Pursuant to a plan of conversion and reorganization, the Company will issue up to 3,910,000 shares, subject to adjustment, of its common stock. The majority of the Company's stock will be issued to Gaston Federal Holdings, MHC, a federal mutual holding company, and sell a minority of its common stock to the public pursuant to the company's prospectus. The stock will be offered at $10.00 per share on a priority basis to certain depositors of the bank as of March 31, 1996, the Bank's Employee Stock Ownership Plan, certain depositors of the Bank as of December 31, 1997, and employees, officers and directors of the Bank who are not Eligible Account Holders or Supplemental Eligible Account Holders. Subject to prior rights of holders of subscription rights and based on availability, shares may be offered in a Community Offering, if conducted, to certain members of the general public. The Subscription and Community Offering (together, the

"Offering") will be managed by Trident Securities, Inc. of Raleigh, North Carolina. Prospectuses describing, among other things, the terms of the Offering will be mailed to certain customers of the Bank on or about February _____, 1998.

         As a result of the reorganization, the Bank will operate as a subsidiary of the Company. According to Mr. Price, "Our day to day operations will not change as a result of the reorganization and deposits will continue to be insured by the FDIC up to the applicable legal limits."

         Customers or members of the community with questions concerning the reorganization should call the Stock Information Center at (704)_____________, or visit the Bank's main office at 245 West Main Avenue, Gastonia, North Carolina 28053.

This is neither an offer to sell nor a solicitation of an offer to buy the stock of Gaston Federal Bancorp, Inc. The offer is made only by the Prospectus. The shares of Common Stock are not deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Press Release                       FOR IMMEDIATE RELEASE
                                    ---------------------
                                    For More Information Contact:
                                    Kim S. Price
                                    President and Chief Executive Officer
                                    Gaston Federal Savings and Loan Association
                                                 (704) 868-5200

      GASTON FEDERAL BANCORP, INC. COMPLETES REORGANIZATION AND STOCK SALE

         Gastonia, North Carolina - (_______, 1998) Kim S. Price, President and Chief Executive Officer of Gaston Federal Savings and Loan Association (the "Bank"), announced today that Gaston Federal Bancorp, Inc. (the "Company"), the holding company for the Bank, will complete its stock offering on _________, 1998 in connection with the Bank's Conversion and Reorganization from the mutual form of organization to the mutual holding company form of organization. __________ shares were sold at $10.00 per share in connection with the stock offering.

         On ________, 1998, the Bank's Plan of Conversion and Reorganization was approved by the Bank's voting depositors at a Special Meeting.

         Mr. Price indicated that the board of the Bank want to express their thanks for the response to the stock offering and that the Bank looks forward to continuing to serve the needs of its customers and the community as a stock institution. The offering was managed by Trident Securities, Inc. The stock is expected to commence trading on the Nasdaq National Market System under the symbol "______" on ___________, 1998.


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                               II. Advertisements

A.       Explanation

         The intended use of the attached advertisement "A" is to notify the Bank's customers and members of the local community that the Conversion and Reorganization offering is underway.

         The intended use of advertisement "B" is to remind the Bank's customers and members of the local community of the closing date of the stock offering.

B.       Media Schedule

         1. Advertisement A - To be run immediately following regulatory approval and run as often as weekly thereafter.
         2. Advertisement B - To be run during the last week of the subscription offering.

         The Bank may, depending upon the response from customers and the community, choose to run fewer ads or no ads at all.


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Advertisement (A)
--------------------------------------------------------------------------------

  This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. These shares have not been approved or disapproved by the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, nor has such commission, or corporation passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is unlawful.



NEW ISSUE                                                         _______, 1998

                                 ________ SHARES


                     These shares are being offered pursuant
               to a Plan of Conversion and Reorganization whereby

                   GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION

                          Gastonia, North Carolina will
                    convert from the mutual form of ownership
               to the mutual holding company form of organization
                     and become a wholly-owned subsidiary of

                          GASTON FEDERAL BANCORP, INC.

                                  COMMON STOCK

                                 ---------------

                             PRICE $10.00 PER SHARE

                                 ---------------


                            TRIDENT SECURITIES, INC.

               For a copy of the prospectus call (   ) ________.

 Copiesof the Prospectus may be obtained in any State in which this announcement is circulated from the undersigned or such other brokers and dealers as may legally offer these securities in such state.

--------------------------------------------------------------------------------

Advertisement (B)
--------------------------------------------------------------------------------


                        ATTENTION: GASTON FEDERAL SAVINGS
                         AND LOAN'S ELIGIBLE DEPOSITORS


                        _____________, IS THE DEADLINE TO
                   ORDER STOCK OF GASTON FEDERAL BANCORP, INC.


       Eligible depositors of Gaston Federal Savings and Loan Association have the opportunity to invest in Gaston Federal Savings and Loan by subscribing for common stock in its proposed holding company
                          GASTON FEDERAL BANCORP, INC.

                  A Prospectus relating to these securities is
                    available at our office or by calling our
                Stock Information Center at (   ) _____________.


                 This announcement is not an offer to sell or a solicitation of an offer to buy the stock of Gaston Federal Bancorp, Inc.
                   The offer is made only by the Prospectus.
        The shares of Common Stock are not deposits or savings accounts and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

                        III. Question and Answer Brochure



A.       Explanation

         The Question and Answer brochure is an essential marketing piece in any Conversion and Reorganization. It serves to answer some of the most commonly asked questions in "plain, everyday language". Although most of the answers are taken verbatim from the Prospectus, it saves a prospective investor from searching for the answer to a simple question.

B.       Method of Distribution

         There are four primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures are always accompanied by a Prospectus.

         1. A Question and Answer brochure is sent out in the initial mailing to all eligible account holders of the Bank.

         2.       Question and Answer brochures are available at the Bank.

         3. Question and Answer brochures are distributed in information packets at community meetings.

         4. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                        QUESTIONS AND ANSWERS CONCERNING
                           THE PLAN OF MUTUAL HOLDING
                             COMPANY REORGANIZATION

                   Gaston Federal Savings and Loan Association
                            Gastonia, North Carolina

     Questions and Answers Regarding the Subscription and Community Offering

                      MUTUAL HOLDING COMPANY REORGANIZATION

         Gaston Federal Savings and Loan Association's Board of Directors have unanimously adopted a Plan of Reorganization pursuant to which Gaston Federal Savings and Loan Association (the "Bank") will reorganize from a federally chartered mutual savings and loan into the mutual holding company form of ownership. As part of the Reorganization, the Bank will become a wholly owned subsidiary of a stock holding company, Gaston Federal Bancorp, Inc. (the "Company") and the Holding Company will become a subsidiary of the Mutual Holding Company. In conjunction with this Reorganization, the Holding Company will offer 47% of its common stock in a stock offering to certain depositors of the Bank. The remaining stock, which will not constitute less than a majority of the common stock, will be owned by the Mutual Holding Company.

         The Reorganization is subject to approval by the Bank's depositors and the appropriate regulatory authorities. Complete details on the Reorganization are contained in the Prospectus and Proxy Statement.

1.       Q.       WHAT WILL BE THE EFFECT OF THE REORGANIZATION?

         A. The Bank will create a Holding Company named Gaston Federal Bancorp, Inc. (the "Company") and a Mutual Holding Company as part of the Reorganization. Gaston Federal Bancorp, Inc. will own 100% of the Bank's stock. The Mutual Holding Company will own no less than 53% of the stock of the Company. Stockholders will own no more than 47% of the Company. Qualifying depositors will receive subscription rights to purchase stock in the Company.

2.       Q.       WHAT IS THE REASON FOR THE CONVERSION AND REORGANIZATION?

         A. The Board of Directors of Gaston Federal Savings and Loan Association has studied the issue of Mutual Holding Company Reorganizations for quite some time. With the many regulatory changes our industry faces today, the Board felt that being in the Mutual Holding Company form of ownership provided us with greater regulatory and capital structure flexibility to meet our future challenges.

                  The Reorganization will permit the Holding Company to issue capital stock, which is a source of capital not available to mutual savings banks. If the Bank elected to undertake a standard conversion, applicable regulations would have required a greater amount of stock to be sold, resulting in the raising of an amount of capital that could not be effectively utilized by the Bank.

                  The Reorganization will also provide the Bank with additional flexibility to structure and finance the expansion of it's operations including the possible acquisition of other financial institutions. At the same time, Gaston Federal Savings and Loan Association's mutual form of ownership and it's desire to remain an independent savings bank will be preserved. It is very important to the Bank to remain a community oriented institution focused on providing a high quality of service to our customers.

3.       Q.       WILL THE REORGANIZATION HAVE ANY EFFECT ON MY SAVINGS ACCOUNT
                  OR LOAN ACCOUNT WITH THE BANK?

         A. No. CUSTOMERS WILL BE SERVED IN THE SAME OFFICES BY THE SAME STAFF. The Reorganization will not affect the amount, interest rate or withdrawal rights of deposit accounts, which will continue to be insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Likewise, the loan accounts and rights of borrowers will not be affected.

4.       Q.       WILL THERE BE CHANGES IN DIRECTORS, OFFICERS OR EMPLOYEES
                  OF THE BANK AS A RESULT OF THE REORGANIZATION?

         A. No. Officers and employees of the Bank will continue in their current capacities. The directors of the Bank will serve as the initial directors of the Holding Company.

5.       Q.       DOES THE COMPANY ANTICIPATE PAYING CASH DIVIDENDS ON THE
                  HOLDING COMPANY'S COMMON STOCK?

         A. The Company intends to pay cash dividends at an initial annual rate of $___ per share. The Holding Company's ability to pay dividends will depend on the net proceeds retained from the Offerings and on dividends received from the Bank, which is subject to various regulatory restrictions on the payment of dividends.

6.       Q.       HOW WILL THE PROCEEDS FROM THE OFFERINGS BE USED?

         A. Net proceeds from the sale of the Stock are estimated to be between $13.6 million and $21.1 million. The Holding Company plans to contribute to the Bank 50% of the net proceeds from the Offerings and retain the remainder of the net proceeds. The Holding Company intends to use a portion of the net proceeds retained by it to make a loan directly to an employee stock ownership plan (the "ESOP") to enable the ESOP to purchase 8% of the common stock. The remainder of the net proceeds retained by the Holding Company will initially be invested in short-term interest-bearing deposits and marketable securities. Funds retained by the Holding Company may be used to support the future expansion of operations and for other business or investment purposes, including the acquisition of other financial institutions and/or branch offices, although there are no current plans, arrangements, understandings or agreements regarding such expansion or acquisitions. Subject to applicable limitations, such funds also may be used in the future to repurchase shares of common stock. Funds contributed to the Bank from the Holding Company will be used for general business purposes. The proceeds will be used to support the Bank's lending and investment activities and thereby enhance the Bank's capabilities to service the borrowing and other financial needs of the communities it serves.


                         VOTING - YOUR VOTE IS IMPORTANT

GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION'S DEPOSITORS (AS DEFINED BELOW) ARE BEING ASKED TO APPROVE THE PLAN OF REORGANIZATION, WHICH WAS ADOPTED BY THE BOARD OF DIRECTORS OF THE BANK AND APPROVED BY FEDERAL REGULATORS. A COPY OF THE PLAN OF REORGANIZATION MAY BE OBTAINED FROM ANY BANK OFFICE OR BY CALLING THE STOCK INFORMATION CENTER.

VOTING ON THE PLAN DOES NOT AFFECT DEPOSIT OR LOAN ACCOUNTS AT THE BANK, AND DOES NOT OBLIGATE DEPOSITORS TO PURCHASE STOCK IN THE OFFERINGS.

7.       Q.       WHICH CUSTOMERS OF THE BANK ARE BEING ASKED TO VOTE ON THE
                  PLAN?

         A. Depositors of the Bank, as of the Voting Record Date, will be eligible to vote on the Plan. The Voting Depositors have been provided with Proxy Cards and Proxy Statements describing the Plan.

                  Each depositor, as of the Voting Record Date, will be entitled to cast one vote for each $100 or fraction thereof of the withdrawable value of any savings accounts in the Bank as of _____________, 1998, the Voting Record Date. Depositors eligible to vote are called "Voting Depositors". The maximum number of votes eligible to be cast by any depositor may not exceed 1,000. Approval of the Plan requires the affirmative vote of a majority of the total votes eligible to be cast.

                  THE BOARD OF DIRECTORS URGE DEPOSITORS TO VOTE FOR THE PLAN. NOT VOTING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PLAN. Without sufficient favorable votes, the Reorganization cannot be completed. In that event, funds submitted by investors in connection with the Offerings would be promptly returned, with interest.

8.       Q.       HOW DO I VOTE BY PROXY?

         A. Please read the Proxy Statement that you receive. You may vote by completing, signing and returning the Proxy Card in the Proxy Return Envelope provided. PLEASE RESPOND PROMPTLY.

9.       Q.       WHY HAVE I RECEIVED MORE THAN ONE PROXY CARD?

         A. If you have more than one deposit account at the Bank, you could receive more than one informational packet and each packet should contain a separate Proxy Card, depending on the ownership structure of your accounts. PLEASE VOTE, SIGN AND PROMPTLY RETURN ALL PROXY CARDS.

10.      Q.       AM I OBLIGATED TO PURCHASE STOCK IF I VOTE IN FAVOR OF THE
                  PLAN?

         A. No. Voting in no way obligates you to subscribe for stock. To subscribe for stock, you must submit your order on a separate order form along with the appropriate payment.

                                  THE OFFERINGS

INVESTMENT IN COMMON STOCK INVOLVES CERTAIN RISKS. BEFORE MAKING AN INVESTMENT DECISION, PLEASE CAREFULLY READ THE ENCLOSED PROSPECTUS, INCLUDING THE SECTION ENTITLED "RISK FACTORS."

11.      Q.       WHO MAY PURCHASE CONVERSION STOCK IN THE OFFERINGS?

         A. The Offerings consist of (i) a SUBSCRIPTION OFFERING to certain past and current depositors of the Bank and (ii) COMMUNITY OFFERING, IF ANY, to certain residents of Gaston County, North Carolina.

                  The common stock is being offered in the following order of priority: (i) depositors of the Bank with account balances of $50 or more as of the close of business on March 31, 1996 ("Eligible Account Holders"); (ii) the Bank's Employee Stock Option Plan; (iii) depositors of the Bank with account balances of $50 or more as of the close of business on December 31, 1997 ("Supplemental Eligible Account Holders");
                  (iv) other depositors as of February __, 1998, the voting record date; and (v) certain members of the general public with preference to permanent residents of Gaston County, North Carolina.

                  To the extent that shares remain available for purchase, a Community Offering, if any, may commence without notice at any time after the commencement of the Subscription Offering and may terminate at any time without notice but may not terminate later than _______, 1998. The right of any person to purchase shares in the Community Offering, if any, is subject to the absolute right of the Board to accept or reject such purchases in whole or in part. Preference will be given in the Community Offering to permanent residents of Gaston County, North Carolina.

12.      Q.       WHAT IS THE PRICE PER SHARE?

         A. The shares of Conversion Stock are being offered at a Purchase Price of $10.00 per share. All subscribers will pay the same price per share.

13.      Q.       WHEN MUST ONE PLACE AN ORDER FOR SHARES OF STOCK?

         A. Eligible depositors wishing to exercise their subscription rights must return a completed Stock Order Form to GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION, together with full payment or appropriate instructions authorizing a withdrawal from a GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION deposit account, on or prior to the close of the Subscription Offering which will be 12:00 noon, Eastern time on _________, 1998, the expiration date of the Subscription Offering.

14.      Q.       HOW DOES ONE PAY FOR STOCK DURING THE OFFERING?

         A. First, one may pay for stock with cash (if delivered in person to a GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION office) or by check or money order. Subscription funds will earn interest at the Bank's passbook rate from the day the Bank receives them until the completion or termination of the Reorganization.

                  Second, one may authorize the bank to withdraw funds from a GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION savings account or certificate of deposit without early withdrawal penalty. These funds will continue to earn interest at the rate in effect for the account until completion of the offering at which time funds will be withdrawn for the stock purchase. Funds remaining in this account (if any) will continue to earn at the contractual rate unless the withdrawal reduces the account balance below the applicable minimum in which case the depositor will receive interest at the passbook rate. A hold will be placed on the depositor's account for the amount specified for stock payment. Such subscribers will not have access to these funds from the day the Bank receives the stock order until the completion or termination of the Reorganization. Please refer to question 25 for IRA Stock Purchase instructions.

15.      Q.       HOW MANY SHARES OF STOCK WILL BE OFFERED?

         A. Gaston Federal Bancorp, Inc. is offering between 1,358,000 and 1,837,000 shares of its common stock at a price of $10.00 per share. The Offering may be increased to 2,113,355 shares without notice to you if market or financial conditions change prior to completion of the offering.

16.      Q.       WHAT IS THE MINIMUM AND MAXIMUM NUMBER OF SHARES WHICH MAY
                  BE SUBSCRIBED FOR DURING THE OFFERING PERIOD?

         A. The minimum number of shares that may be purchased is 25 (or $250). The maximum number of shares that may be subscribed for is $25,000 (or $250,000), subject to purchase limitations as disclosed in the Prospectus.

17.      Q.       MUST ONE  PAY A COMMISSION ON THE STOCK SUBSCRIBED FOR DURING
                  THIS OFFERING?

         A. No. Subscribers will not pay a commission on stock purchased in the Subscription Offering, or the Community Offering, if any.

18.      Q.       WILL SUBSCRIBERS RECEIVE INTEREST ON FUNDS SUBMITTED FOR STOCK
                  SUBSCRIPTIONS?

         A. Yes. GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION will pay its current passbook rate from the date funds are received (with a completed Stock Order Form) during the Subscription and Community Offerings until completion of the Reorganization.

19.      Q.       HOW MUCH STOCK DO THE DIRECTORS AND OFFICERS OF GASTON
                  FEDERAL SAVINGS AND LOAN ASSOCIATION INTEND TO SUBSCRIBE FOR
                  THROUGH THE SUBSCRIPTION OFFERING?

         A. Directors and executive officers intend to subscribe for $2,300,000 in stock. The purchase price paid by directors and officers will be the same as that paid by customers and the general public.

20.      Q.       ARE THE SUBSCRIPTION RIGHTS TRANSFERABLE TO ANOTHER PARTY?

         A. No. Pursuant to federal regulations, Subscription Rights granted to Eligible Account Holders and Supplemental Eligible Account Holders may be exercised only by the person(s) to whom they are granted. Any person found to be transferring or selling Subscription Rights will be subject to forfeiture of such rights and other penalties.

21.      Q.       IF A DEPOSITOR CLOSED AN ACCOUNT SEVERAL MONTHS AGO WILL
                  THEY STILL BE ELIGIBLE TO SUBSCRIBE FOR STOCK?

         A. If they were an account holder with at least $50 on deposit on March 31, 1996, the Eligibility Record Date, or the Supplemental Eligibility Record Date, they may be eligible to subscribe for stock regardless of whether or not they continue to hold a GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION account.

22.      Q.       MAY ONE OBTAIN A LOAN FROM GASTON FEDERAL SAVINGS AND LOAN
                  ASSOCIATION USING STOCK AS COLLATERAL TO PAY FOR SHARES?

         A. No. Federal regulations do not allow the Bank to make loans for this purpose, but other financial institutions may make a loan for this purpose.

23.      Q.       WILL THE FDIC (FEDERAL DEPOSIT INSURANCE CORPORATION) INSURE
                  THE SHARES OF STOCK?

         A. No. The shares will not be insured by the FDIC. No stock is insured. However, the FDIC will continue to insure savings accounts and certificates of deposit up to the applicable limits allowed by law.

24.      Q.       WILL THERE BE A MARKET FOR THE STOCK FOLLOWING THE CONVERSION?

         A. GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION has never issued stock before, and consequently there is no established market for its common stock. The Bank intends to seek approval to have the common stock listed on the NASDAQ National Market System. Trident Securities, Inc. intends to make a market in the common stock on the NASDAQ System (to be revised). However, purchasers of common stock should recognize that no assurance can be given that an active and liquid trading market will develop or, if developed, will be maintained.

25.      Q.       CAN ONE PURCHASE STOCK USING FUNDS IN A GASTON FEDERAL SAVINGS
                  AND LOAN ASSOCIATION IRA ACCOUNT?

         A. If one wishes to utilize Individual Retirement Account deposits held at GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION to subscribe for stock, potential subscribers are encouraged to call the GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION Stock Information Center for assistance. There will be no early withdrawal or IRS penalties incurred by these transactions, but additional paperwork will be necessary. The deadline for using a Gaston Federal IRA will be one week prior to the expiration of the offering.

26.      Q.       HOW DOES ONE OBTAIN FURTHER INFORMATION CONCERNING THE STOCK
                  OFFERING?

         A. All interested investors are invited to call the Stock Information Center for further information or for a copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card. The Stock Information Center will be set up so that it can assist customers in their purchase of stock and answer their questions concerning the Reorganization.

         THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY GASTON FEDERAL BANCORP, INC. COMMON STOCK. OFFERS TO BUY OR TO SELL MAY BE MADE ONLY BY THE PROSPECTUS. IF YOU ARE CONSIDERING PURCHASING STOCK, YOU SHOULD READ THE PROSPECTUS PRIOR TO MAKING AN INVESTMENT DECISION. COPIES OF THE PROSPECTUS MAY BE OBTAINED BY CALLING THE STOCK INFORMATION CENTER
AT (   ) _______________.

         THE SHARES OF GASTON FEDERAL BANCORP, INC. COMMON STOCK BEING OFFERED IN THE OFFERINGS AND THE EXCHANGE ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                        IV. Officer and Director Brochure



A.       Explanation

         An Officer and Director Brochure merely highlights in brochure form the purchase commitments shown in the Prospectus.

B.       Quantity

         An Officer and Director brochure is proposed to be sent out in the initial mailing to all the customers and stockholders of the Bank along with the Prospectus. Alternatively, the information contained in this brochure may be combined with the Question and Answer brochure.

                         DIRECTOR AND EXECUTIVE OFFICER
                               INTENDED PURCHASES



                                                                       Number of
    Name                            Aggregate Purchase Price            Shares
    ----                            ------------------------            ------
    B. Frank Matthews, II                      $200,000                 20,000
    Sen. David W. Hoyle                         250,000                 25,000
    Martha B. Beal                              250,000                 25,000
    James J. Fuller                             100,000                 10,000
    William H. Keith                             50,000                  5,000
    Charles D. Massey                           250,000                 25,000
    Ben R. Rudisill, III                        250,000                 25,000
    Kim S. Price                                250,000                 25,000
    Robert W. Williams                          250,000                 25,000
    Paul L. Teem, Jr.                           250,000                 25,000
    Gary F. Hoskins                             200,000                 20,000
                                                -------                 ------

    All directors and                        $2,300,000                230,000
     executive officers of
     the Bank as a
     group (11 persons)

                                 V. IRA Mailing

A.       Explanation

         A special IRA mailing is proposed to be sent to all IRA customers of the Bank in order to alert the customers that funds held in an IRA can be used to purchase stock. Since this transaction is not as simple as designating funds from a certificate of deposit like a normal stock purchase, this letter informs the customer that this process is slightly more detailed and involves a personal visit to the Bank.

B.       Quantity

         One IRA letter is proposed to be mailed to each IRA customer of the Bank. These letters would be mailed following regulatory approval of the Conversion and Reorganization and after each customer or stockholder has received the initial mailing containing a Proxy Statement and a Prospectus.

C. Example - See following page.

             Gaston Federal Savings and Loan Association Letterhead

                                 ________, 1998


Dear Individual Retirement Account Participant:

         As you know, Gaston Federal Savings and Loan Association (the "Bank") is in the process of converting from the mutual form of ownership to the stock form of ownership whereby the Bank will become a wholly-owned subsidiary of Gaston Federal Bancorp, Inc. (the "Company") which will own all of the stock of the Bank. Through the Conversion and Reorganization, certain current and former customers have a priority right to purchase shares of common stock of the Company in a Subscription Offering. The Company currently is offering up to 1,837,700 shares, subject to adjustment, of the Company at a price of $10.00 per share.

         As the holder of an individual retirement account ("IRA") at the Bank, you have an opportunity to become a stockholder in the Company using some or all of the funds being held in your IRA. If you desire to purchase shares of common stock of the Company through your IRA, the Bank can assist you in self-directing those funds. This process can be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account.

         If you are interested in receiving more information on self-directing
your IRA, please contact our Stock Information Center at (   ) ____________.
Because it takes several days to process the necessary IRA forms, a response is required by ___________, 1998 to accommodate your interest.

                                   Sincerely,

                                   Kim S. Price
                                   President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy Gaston Federal Bancorp, Inc. Common Stock. The offer is made only by the Prospectus, which was recently mailed to you. THE SHARES OF GASTON FEDERAL BANCORP, INC. COMMON STOCK ARE NOT DEPOSITS AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                       VI. Counter Cards and Lobby Posters

A.       Explanation

         Counter cards and lobby posters serve two purposes: (1) As a notice to the Bank's customers and members of the local community that the stock sale is underway and (2) to remind customers and members of the local community of the end of the Subscription and Community Offerings.

B.       Quantity

         Approximately 2 - 3 Counter cards may be used in each branch location.

         Approximately 1 - 2 Lobby posters may be used at each branch office.

C.       Example

C.                                                                 POSTER
                                                                     OR
                                                                   COUNTER CARD

                          Gaston Federal Bancorp, Inc.

                          Proposed Holding Company for

                   Gaston Federal Savings and Loan Association

                            "STOCK OFFERING MATERIALS
                                 AVAILABLE HERE"

                    Subscription and Community Offerings End

                                  _______, 1998

                                VII. Invitations

A.       Explanation

         In order to educate customers and the public about the stock offering, the Bank may hold several Community Meetings in various locations. In an effort to target a group of interested investors Trident will request that each Director and Officer of the Bank submit a list of prospective investors that he/she would like to invite to a Community Meeting.

         Prospectuses are given to each prospect at the Community meeting.

B.       Quantity and Method of Distribution

         An invitation is mailed to each prospect.

                       The Directors, Officers & Employees

                                       of

                   Gaston Federal Savings and Loan Association

                              cordially invite you

                         to attend a brief presentation

                         regarding the stock offering of

                          Gaston Federal Bancorp, Inc.

                                Please join us at

                                      Place

                                     Address

                                       on

                                      Date

                                     at Time

                               for hors d'oeuvres

R.S.V.P.
(   ) -----------------

                                  VIII. Letters

A.       Explanation

         Once the application for Conversion and Reorganization has received regulatory approval, the Bank may send out a series of up to three letters to targeted prospects. These letters are used to help facilitate the marketing effort to this group. All prospects will receive a Prospectus as soon as they are available.

B.       Method of Distribution

         Each prospect is sent a series of up to three letters during the Subscription and Community Offerings.

C.       Examples

         1.       Introductory letter
         2.       A.       Thank you letter
                           or
                  B.       Sorry you were unable to attend letter
         3.       Final reminder letter

                                                                       Example 1

                 (Introductory Letter) (non-eligible prospects)

            (Gaston Federal Savings and Loan Association Letterhead)

                                  _______, 1998

Name
Address
City, State, Zip

Dear Name:

         You have probably read recently in the newspaper that Gaston Federal Savings and Loan Association (the "Bank") will soon be converting from the mutual holding company form of organization to stock form as part of our Reorganization as a mutual holding company. This Conversion and Reorganization is the biggest step in the history of the Bank in that it allows customers, community members, employees, officers and directors the opportunity to subscribe for stock in our new holding company - Gaston Federal Bancorp, Inc. (the "Company").

         I have enclosed a Prospectus and a Stock Order Form that will allow you to subscribe for shares and possibly become a charter stockholder of the Company should you so desire. In addition, we will be holding several presentations for friends of the Bank in order to review the Conversion and Reorganization and the merits of becoming a charter stockholder of the Company. You will receive an invitation shortly.

         I hope that if you have any questions you will feel free to call me or
the Bank's Stock Information Center at (   ) _____________. I look forward to
seeing you at our presentation.

                                           Sincerely,

                                           Kim S. Price
                                           President and Chief Executive Officer

The shares of Common Stock offered in the Conversion and Reorganization are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

                                                                      Example 2A

                               (Thank You Letter)

            (Gaston Federal Savings and Loan Association Letterhead)

                                ___________, 1998

Name
Address
City, State, Zip

Dear Name:

         On behalf of the Board of Directors and management of Gaston Federal Savings and Loan Association, I would like to thank you for attending our recent presentation regarding the stock offering by Gaston Federal Bancorp, Inc. We are enthusiastic about the stock offering and look forward to completing the Subscription and Community Offerings on or about _______, 1998.

         I hope that you will join me in being a charter stockholder, and once again thank you for your interest.

                                           Sincerely,

                                           Kim S. Price
                                           President and Chief Executive Officer

The shares of Common Stock offered in the Conversion and Reorganization are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

                                                                      Example 2B

                        (Sorry You Were Unable to Attend)

            (Gaston Federal Savings and Loan Association Letterhead)

                              _______________, 1998

Name
Address
City, State, Zip

Dear Name:

         I am sorry you were unable to attend our recent presentation regarding Gaston Federal Savings and Loan Association's Conversion and Reorganization. The Board of Directors and management are committed to building long term stockholder value, and as a group we are investing over $2,300,000 of our own funds in Gaston Federal Bancorp, Inc. We are enthusiastic about the stock offering and look forward to completing the Subscription and Community Offerings on or about _______, 1998.

         We have established a Stock Information Center to answer any questions regarding the stock offering. Should you require any assistance between now and _______, I encourage you either to stop by any office of Gaston Federal Savings and Loan Association or to call our Stock Information Center at ( )__________.

         I hope you will join me in becoming a charter stockholder of Gaston Federal Bancorp, Inc.

                                           Sincerely,

                                           Kim S. Price
                                           President and Chief Executive Officer

The shares of Common Stock offered in the Conversion and Reorganization are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

                                                                       Example 3

                             (Final Reminder Letter)

            (Gaston Federal Savings and Loan Association Letterhead)

                                ___________, 1998

Name
Address
City, State, Zip

Dear Name:

         Just a quick note to remind you that the deadline is quickly approaching for subscribing for stock in Gaston Federal Bancorp, Inc., the proposed holding company for Gaston Federal Savings and Loan Association. I hope you will join me in becoming a charter stockholder in Gastonia's newest publicly owned financial institution holding company.

         The deadline for subscribing for shares to become a charter stockholder is _______, 1998. If you have any questions, I hope you will call our Stock
Information Center at (   ) __________________.

         Once again, I look forward to having you join me as a stockholder of Gaston Federal Bancorp, Inc.

                                           Sincerely,

                                           Kim S. Price
                                           President and Chief Executive Officer

The shares of Common Stock offered in the Conversion and Reorganization are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

                                  IX. Proxygram

A.       Explanation

         A proxygram is used when the majority of votes needed to adopt the Plan of Conversion and Reorganization is still outstanding. The proxygram is mailed to those "target vote" depositors who have not previously returned their signed proxy.

         Target vote depositors are determined by the Conversion Agent.

B.       Example

B.       Example

--------------------------------------------------------------------------------
                                P R O X Y G R A M

                   GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION

YOUR VOTE ON OUR PLAN OF CONVERSION AND REORGANIZATION HAS NOT BEEN RECEIVED.

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN.

VOTING FOR THE CONVERSION AND REORGANIZATION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNT. IT WILL CONTINUE TO BE INSURED UP TO $100,000 BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE PROXY CARD TO GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION TODAY. PLEASE VOTE ALL PROXY CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE "FOR" THE PLAN OF CONVERSION AND REORGANIZATION. THANK YOU.

                                     THE BOARD OF DIRECTORS AND MANAGEMENT OF
                                     GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION
--------------------------------------------------------------------------------

                        IF YOU RECENTLY MAILED THE PROXY,
              PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.
                 FOR FURTHER INFORMATION CALL (   ) __________.

                        (Gaston Federal Loan Letterhead)
                               ____________, 1998

Dear Valued Customer:

         Gaston Federal Savings and Loan Association ("Gaston Federal" or the "Association") is pleased to announce that it has received regulatory approval to proceed with the Reorganization of Gaston Federal from a federal mutual savings association into the mutual holding company form of ownership. This Reorganization is the most significant event in the history of Gaston Federal in that it allows customers, community members, directors and employees an opportunity to own stock in Gaston Federal Bancorp, Inc., the proposed holding company for the Association.

         Since 1904, the Association has successfully operated as a mutual company. We want to assure you that the Reorganization will not affect the terms, balances, interest rates or existing FDIC insurance coverage deposits at the Association, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Association. Let us also assure you that the Reorganization will not result in any changes in the management, personnel or the Board of Directors of the Association.

         As one of our valued members, you have the opportunity to invest in the Association's future by purchasing stock in Gaston Federal Bancorp, Inc. without paying a sales commission.

         If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by the Association not later than 12:00 p.m. Local Time on ______________, 1998.

         Enclosed is a proxy card. Your Board of Directors solicits your vote "FOR" the Association's Plan of Reorganization. A vote in favor of the Plan does not obligate you to purchase stock. Please sign and return your proxy card promptly; your vote is important to us.

         We have also enclosed a Prospectus and Proxy Statement which fully describes the Association, its management, board and financial strength and the Plan of Reorganization. Please review it carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at_____________.

         We look forward to continuing to provide quality financial services to you in the future.

                                            Sincerely,

                                            Kim S. Price
                                            President and CEO

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Gaston Federal Bancorp, Inc. common stock offered in the reorganization, nor does it constitute the solicitation of a proxy in connection with the reorganization. Such offers and solicitations of proxies are made only by means of the Prospectus and Proxy Statement. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                           (Gaston Federal Letterhead)

                               ____________, 1998

Dear Interested Investor:

         Gaston Federal Savings and Loan Association ("Gaston Federal" or the "Association") is pleased to announce that it has received regulatory approval to proceed with the Reorganization of Gaston Federal from a federal mutual savings association into the mutual holding company form of ownership. This reorganization is the most significant event in the history of the Association in that it allows customers, community members, directors and employees an opportunity to own stock in Gaston Federal Bancorp, Inc., the proposed holding company for the Association.

         Since 1904, the Association has successfully operated as a mutual company. We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on the Association deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Association.

         Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of the Association.

         Enclosed is a Prospectus which fully describes the Association, its management, board and financial strength. Please review it carefully before you make an investment decision. If you decide to invest, please return to the Association a properly completed stock order form together with full payment for shares at your earliest convenience but not later than 12:00 p.m. Local Time on _________, 1998. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at ___________.

         We look forward to continuing to provide quality financial services to you in the future.

                                            Sincerely,

                                            Kim S. Price
                                            President and CEO

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Gaston federal Bancorp, Inc. common stock offered in the reorganization nor does it constitute the solicitation of a proxy in connection with the reorganization. Such offers and solicitations of proxies are made only by means of the Prospectus and Proxy Statement. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                           (Gaston Federal Letterhead)

                               ____________, 1998

Dear Friend:

         Gaston Federal Savings and Loan Association ("Gaston Federal" or the "Association") is pleased to announce that we have received regulatory approval to proceed with The Reorganization of Gaston Federal from a federal mutual savings association into the mutual holding company form of ownership. This Reorganization is the most significant event in the history of Gaston Federal in that it allows customers, community members, directors and employees an opportunity to own stock in Gaston Federal Bancorp, Inc., the proposed holding company for the Association.

         Since 1904, the Association has successfully operated as a mutual company. We want to assure you that the Reorganization will not affect the terms, balances, interest rates or existing FDIC insurance coverage on the Association deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with the Association.

         Let us also assure you that the Reorganization will not result in any changes in the management, personnel or the Board of Directors of the Association.

         Our records indicate that you were a depositor of the Association on March 31, 1996, but that you were not a member on January____, 1998. Therefore, under applicable law, you are entitled to subscribe for Common Stock in Gaston Federal Bancorp, Inc.'s Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Reorganization at a special meeting of members to be held on __________ and upon receipt of all required regulatory approvals. Since you are no longer a current member, you are not entitled to vote at the special meeting of members.

         If you decide to exercise your subscription rights to purchase shares, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received at the Association not later than 12:00 p.m. Local Time on __________.

         Enclosed is a Prospectus which fully describes the Association, its management, board and financial strength. Please review it carefully before you invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at
_________________.

         We look forward to providing quality financial services to you in the future.

                                            Sincerely,

                                            Kim S. Price
                                            President and CEO

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Gaston Fedral Bancorp, Inc. common stock offered in the reorganization, nor does it constitute the solicitation of a proxy in connection with the reorganization. Such offers and solicitations of proxies are made only by means of the Prospectus and Proxy Statement. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful. THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                           (Gaston Federal Letterhead)

                                ___________, 1998

Dear Member:

         As a qualified member of Gaston Federal Savings and Loan Association ("Gaston Federal" or the "Association"), you have the right to vote upon the Association's proposed Plan of Reorganization and also generally have the right to subscribe for shares of common stock of Gaston Federal Bancorp, Inc., the proposed holding company for Gaston Federal through the mutual to stock conversion of the Association. However, the proposed plan of Reorganization provides that Gaston Federal Bancorp, Inc. will not offer stock in any state in which compliance with the securities laws would be impracticable for reasons of cost or otherwise. Unfortunately, the securities laws of your state would require Gaston Federal Bancorp, Inc. to register its common stock and /or its employees in order to sell the common stock to you. Such registration would be prohibitively expensive or otherwise impracticable in light of the few members residing in your state.

         You may vote on the proposed Plan of Reorganization and we urge you to read the enclosed Summary Proxy Statement and execute the enclosed Revocable Proxy. Questions regarding the execution of the Revocable Proxy should be directed to Gaston Federal's Stock Information Center at _________.

                                         Sincerely,

                                         Kim S. Price
                                         President and CEO

This does not constitute an offer to sell, or the solicitation of an offer to buy, shares of Gaston Federal Bancorp, Inc. common stock offered in the reorganization, nor does it constitute the solicitation of a proxy in connection with the reorganization. Such offers and solicitations of proxies are made only by means of the Prospectus and Proxy Statement. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.

THE STOCK WILL NOT BE INSURED BY THE FDIC OR ANY GOVERNMENTAL AGENCY.

                              (Trident Letterhead)

                                ____________,1998

To Members and Friends of Gaston Federal Savings and Loan Association:

         At the request of Gaston Federal Bancorp, Inc. (the "Holding Company") and Gaston Federal Savings and Loan Association ("Gaston Federal") we have enclosed their Prospectus and a Stock Order Form for your use should you decide to subscribe for shares of Common Stock of the Holding company being issued in connection with the Reorganization of Gaston Federal from a federally mutual savings association into the mutual holding company form of ownership.

         If you decide to exercise your subscription rights to purchase shares, you must return the properly completed Stock Order Form together with full payment for the subscribed shares (or appropriate instructions authorizing withdrawal in such amount from your authorized deposit account(s) at Gaston Federal) so that it is received at a Gaston Federal office no later than 12:00 noon, Local Time on ____________, 1998.

         The Holding Company has asked us to forward these documents to you in view of certain requirements of the securities laws in your state. Should you have any questions you may contact the Stock Information Center at ___________.

                                         Sincerely,

                                         TRIDENT SECURITIES, INC.

         The shares of common stock offered in the conversion are not savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

         This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus. There shall be no sale of stock in any state in which any offer, solicitation of an offer or sale of stock would be unlawful.